Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Long Term Incentive Plan of Natural Resource Partners L.P. of our reports dated March 6, 2017, with respect to the consolidated financial statements of Natural Resource Partners L.P., and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., including in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 9, 2018